Exhibit 99.1

Orange 21 Inc. 2070 Las Palmas Drive Carlsbad, CA 92009 PH: (760) 804-8420 FX: (760) 804-8442 www.orangetwentyone.com

Orange 21 Reports Second Quarter 2007 Financial Results

CARLSBAD, CA, August 14, 2007 – Orange 21 Inc (NASDAQ: ORNG), a leading developer of brands that produce premium products for the action sports and youth lifestyle markets, today announced financial results for the three months ended June 30, 2007.

Three-Month Results

Consolidated net sales increased to $11.9 million for the three months ended June 30, 2007 from $10.3 million for the three months ended June 30, 2006. Domestic net sales represented 80% and 86% of total net sales for the three months ended June 30, 2007 and 2006, respectively. Foreign net sales represented 20% and 14% of total net sales for the three months ended June 30, 2007 and 2006, respectively. The sales mix on a dollar basis for the three months ended June 30, 2007 and 2006 was 97% and 96%, respectively, for eyewear and 3% and 4%, respectively, for apparel and accessories.

Our consolidated gross profit increased 33% to $7.3 million for the three months ended June 30, 2007 from $5.5 million for the three months ended June 30, 2006. Gross profit as a percentage of sales increased to 61% for the three months ended June 30, 2007 from 54% for the three months ended June 30, 2006. The increase in gross profit and gross profit as a percentage of sales is mainly due to efficiencies achieved at LEM, more favorable product mix and due to the sale of inventory that was previously written down.

Sales and marketing expense increased 58% to $5.5 million for the three months ended June 30, 2007 from $3.5 million for the three months ended June 30, 2006. The increase was primarily due to a $2.0 million write off of point-of-purchase displays in the U.S., which was a result of transferring ownership of the displays to our customers during June 2007. In addition, in the U.S., further purchases of point-of-purchase displays will no longer be capitalized since the displays will be owned by the customers.

General and administrative expense remained consistent at $2.5 million for the three months ended June 30, 2007 and 2006. We experienced increases in legal fees in the U.S. of $0.2 million, severance pay for LEM employees and related legal fees of $0.2 million, Canada GST taxes of $0.1 million and share-based compensation in accordance with SFAS No. 123(R). These increases were offset by various decreases including decreases in travel, business insurance, employee-related compensation expenses in the U.S. and Italy and investor relations related costs.

Shipping and warehousing expense increased 36% to $0.6 million for the three months ended June 30, 2007 from $0.5 million for the three months ended June 30, 2006. The increase was primarily due to increased costs related to shipping methods used (air freight versus sea shipment) as a result of manufacturing and shipping delays experienced in 2006 and the six months ended June 30, 2007.

Research and development expense decreased slightly to $0.2 million for the three months ended June 30, 2007 from $0.3 million for the three months ended June 30, 2006. The decrease is mainly due to an effort made late in 2006 to reduce research and development expense through a reduction in employee compensation expense.

Other net expense was $0.3 million for the three months ended June 30, 2007 compared to other net expense of $3,000 for the three months ended June 30, 2006. The change in other net expense is primarily due to increases in net interest expense and foreign exchange losses.

The income tax benefit for the three months ended June 30, 2007 and 2006 was $0.4 million. The effective tax rate for the three months ended June 30, 2007 and 2006 was 21% and 36%, respectively. The decrease in the effective tax rate was due to a larger tax liability recorded in Italy during the six months ended June 30, 2007 compared to the six months ended June 30, 2006.

A net loss of $1.5 million was incurred for the three months ended June 30, 2007 compared to a net loss of $0.8 million for the three months ended June 30, 2006.

Six-Month Results

Consolidated net sales increased to $21.3 million for the six months ended June 30, 2007 from $19.7 million for the six months ended June 30, 2006. Domestic net sales represented 79% and 85% of total net sales for the six months ended June 30, 2007 and 2006, respectively. Foreign net sales represented 21% and 15% of total net sales for the six months ended June 30, 2007 and 2006, respectively. The sales mix on a dollar basis for the six months ended June, 2007 and 2006 was 95% and 96%, respectively, for eyewear and 5% and 4%, respectively, for apparel and accessories.

Our consolidated gross profit increased 22% to $12.2 million for the six months ended June 30, 2007 from $10.0 million for the six months ended June 30, 2006. Gross profit as a percentage of sales increased to 57% for the six months ended June 30, 2007 from 51% for the six months ended June 30, 2006. The increase in gross profit and gross profit as a percentage of sales is mainly due to efficiencies achieved at LEM, more favorable product mix and due to the sale of inventory that was previously written down.

Sales and marketing expense increased 34% to $9.4 million for the six months ended June 30, 2007 from $7.0 million for the six months ended June 30, 2006. The increase was primarily due to a $2.0 million write off of point-of-purchase displays in the U.S., which was a result of transferring ownership of the point-of-purchase displays to our customers during June 2007. In addition, in the U.S., further purchases of point-of-purchase displays will no longer be capitalized since the displays will be owned by our customers.

General and administrative expense increased 10% to $5.0 million for the six months ended June 30, 2007 from $4.6 million for the six months ended June 30, 2006. The increase in general and administrative expense was primarily due to increases in severance pay for LEM employees and related legal fees of $0.2 million, consulting fees of $0.2 million, Canada GST Taxes of $0.1 million, legal fees of $0.1 million, employee-related compensation in the U.S. of $0.1 million and share-based compensation in accordance with SFAS No. 123(R). The increases were partly offset by decreases in audit fees of $0.2 million, travel, business insurance and investor relations related costs.

Shipping and warehousing expense increased 35% to $1.3 million for the six months ended June 30, 2007 from $1.0 million for the six months ended June 30, 2006. The increase was primarily due to increased costs related to shipping methods used (air freight versus sea shipment) as a result of manufacturing and shipping delays experienced in 2006 and the six months ended June 30, 2007.

Research and development expense decreased 16% to $0.4 million for the six months ended June 30, 2007 from $0.5 million for the six months ended June 30, 2006. The decrease is mainly due to an effort made late in 2006 to reduce research and development expense through a reduction in employee compensation expense.

Other net expense was $0.4 million for the six months ended June 30, 2007 compared to other net expense of $0.1 million for the six months ended June 30, 2006. The change in other net expense is primarily due to increases in net interest expense, foreign exchange losses and losses on disposals of fixed assets.

The income tax benefit for the six months ended June 30, 2007 was $1.1 million compared to $0.6 million for the six months ended June 30, 2006. The effective tax rate for the six months ended June 30, 2007 and 2006 was 24% and 20%, respectively. The increase in the effective tax rate was due to a larger proportion of the pretax losses incurred in the U.S. versus in Italy.

A net loss of $3.3 million was incurred for the six months ended June 30, 2007 compared to a net loss of $2.5 million for the six months ended June 30, 2006.

Cash, cash equivalents and short-term investments at June 30, 2007 totaled approximately $3.2 million compared to $3.5 million at December 31, 2006. At June 30, 2007, $2.0 million of cash and cash equivalents was restricted as collateral for a line of credit in Italy and future earn-out payments for the purchase of LEM.

Commenting on the second quarter results, Mark Simo, Co-Chairman and CEO, said: “Our Q2 results reflect continued progress at Orange 21. We have improved stability for the Spy brand and believe that its equity is untarnished. We are working to build – and rebuild – our dealer relationships, and also re-engineering our sales force. We believe both of these initiatives will pave the way for resumed growth next year.”

About Orange 21 Inc.

Orange 21 designs, develops, markets and produces premium products for the action sport and youth lifestyle markets. Orange 21’s primary brand, Spy Optic ™, manufactures sunglasses and goggles targeted toward the action sports and youth lifestyle markets.

Safe Harbor Statement

This press release contains forward-looking statements. These statements relate to future events or future financial performance and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “feel,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. Specifically, comments in this press release regarding the stabilization of the business, growth prospects, achievement of efficiencies in manufacturing, strength of the Company’s brand, and increased productivity at LEM are forward-looking statements and are subject to inherent risks. These statements are only predictions. Actual events or results may differ materially. Factors that could cause actual results to differ materially from those contained in the forward-looking statements include, but are not limited to: risks related to the Company’s ability to manage growth; risks related to the limited visibility of future orders; the ability to identify and work with qualified manufacturing partners and consultants; the ability to expand distribution channels and retail operations in a timely manner; unanticipated changes in general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by retailers; the ability to continue to develop, produce and introduce innovative new products in a timely manner; the ability to source raw materials and finished products at favorable prices; the ability to identify and execute successfully cost-control initiatives; uncertainties associated with the Company’s ability to maintain a sufficient supply of products and to manufacture successfully products; the integration of the LEM acquisition; the performance of new products and continued acceptance of current products; the execution of strategic initiatives and alliances; the impact of ongoing litigation; uncertainties associated with intellectual property protection for the Company’s products; matters generally affected by the domestic and global economy, such as changes in interest and currency rates; and other risks identified from time to time in the Company’s filings made with the U.S. Securities and Exchange Commission. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company can not guarantee future results, levels of activity, performance or achievements. Moreover, neither the Company, nor any other person, assumes responsibility for the accuracy or completeness of such forward-looking statements. The Company undertakes no obligation to update any of the forward-looking statements.

ORANGE 21 INC.

CONSOLIDATED BALANCE SHEETS

(Thousands, except number of shares and per share amounts)

	June 30, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$1,203	$1,279
Restricted Cash	2,023	1,728
Short-term investments	—	500
Accounts receivable, net	8,893	10,014
Inventories, net	12,543	9,276
Prepaid expenses and other current assets	1,246	1,584
Income taxes receivable	629	606
Deferred income taxes	1,780	1,827

Total current assets	28,317	26,814
Property and equipment, net	5,773	8,042
Goodwill	8,907	8,727
Intangible assets, net of accumulated amortization of $453 and $376 at June 30, 2007 and December 31, 2006, respectively	497	530
Deferred income taxes	2,923	1,575
Other long-term assets	62	69

Total assets	$46,479	$45,757

Liabilities and Shareholders’ Equity
Current liabilities
Lines of credit	$5,096	$2,976
Current portion of capital leases	410	410
Current portion of notes payable	840	251
Accounts payable	7,036	6,418
Accrued expenses and other liabilities	5,006	4,454
Deferred purchase price obligation	480	1,020
Income taxes payable	88	—

Total current liabilities	18,956	15,529
Notes payable, less current portion	1,020	593
Capitalized leases, less current portion	605	647
Deferred income taxes	333	300

Total liabilities	20,914	17,069
Stockholders’ equity
Preferred stock: par value $0.0001; 5,000,000 authorized; none issued	—	—
Common stock: par value $0.0001; 100,000,000 shares authorized; 8,123,064 and 8,100,564 shares issued and outstanding at June 30, 2007 and December 31, 2006	1	1
Additional paid-in-capital	36,471	36,336
Accumulated other comprehensive income	1,510	1,505
Accumulated deficit	(12,417)	(9,154)

Total stockholders’ equity	25,565	28,688

Total liabilities and stockholders’ equity	$46,479	$45,757

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Net sales	$11,956	$10,271	$21,345	$19,653
Cost of sales	4,626	4,761	9,106	9,628

Gross profit	7,330	5,510	12,239	10,025
Operating expenses:
Sales and marketing	5,532	3,495	9,354	7,002
General and administrative	2,533	2,461	5,043	4,600
Shipping and warehousing	646	474	1,283	950
Research and development	241	253	434	519

Total operating expenses	8,952	6,683	16,114	13,071

Loss from operations	(1,622)	(1,173)	(3,875)	(3,046)
Other expense:
Interest expense	(147)	(89)	(214)	(124)
Foreign currency transaction (loss) gain	(130)	75	(181)	47
Other (expense) income	1	11	(47)	5

Total other expense	(276)	(3)	(442)	(72)

Loss before benefit for income taxes	(1,898)	(1,176)	(4,317)	(3,118)
Income tax benefit	(403)	(418)	(1,054)	(626)

Net loss	$(1,495)	$(758)	$(3,263)	$(2,492)

Net loss per share of Common Stock
Basic	$(0.18)	$(0.09)	$(0.40)	$(0.31)

Diluted	$(0.18)	$(0.09)	$(0.40)	$(0.31)

Shares used in computing net loss per share of Common Stock
Basic	8,108	8,084	8,104	8,084

Diluted	8,108	8,084	8,104	8,084

CONTACT at the Company:

Jerry Collazo, CFO, 760-804-8420